Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES THIRD-QUARTER EARNINGS OF

$0.63 PER DILUTED SHARE

Maintains 2008 Annual Guidance of $1.90 - $1.95

THOMASVILLE, N.C. – (October 23, 2008) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter and nine months ended September 30, 2008. Revenue increased 14.5% to $415.9 million for the third quarter of 2008 from $363.3 million for the third quarter of 2007. Net income and earnings per diluted share for this quarter both rose 16.7% to $23.4 million, or $0.63 per diluted share, from $20.0 million, or $0.54 per diluted share, for the third quarter of 2007. Old Dominion’s operating ratio improved to 89.8% for the third quarter of 2008 from 90.6% for the third quarter of 2007.

Revenue increased 15.2% for the first nine months of 2008 to $1.20 billion from $1.04 billion for the first nine months of 2007. Net income for the first nine months of 2008 increased 2.7% to $57.6 million from $56.1 million, while earnings per diluted share increased 2.6% to $1.55 from $1.51. The Company’s operating ratio was 91.2% for the first nine months of 2008 compared with 90.4% for the first nine months of 2007.

Earl Congdon, Executive Chairman of Old Dominion, said, “We are pleased with Old Dominion’s performance in the third quarter in what was a challenging operating environment. We achieved solid revenue growth, improved our operating ratio and produced an increase in earnings per share that exceeded our expectations. We attribute our success in this difficult environment to our commitment to on-time and claims-free service, a strong focus on yield management and improved productivity.

“The Company’s tonnage for the quarter increased 7.4% compared to the third quarter last year on an 8.4% increase in weight per shipment and a 0.9% decline in the number of shipments. As the third quarter and early fourth quarter have progressed, the rate of tonnage growth has slowed each month sequentially, which we attribute to the continued deterioration and uncertainty in the domestic and global economies. Revenue per hundredweight rose 7.2% in the third quarter, reflecting the impact of higher fuel prices on our fuel surcharges. Revenue per hundredweight, excluding fuel surcharges, declined 1.5% due substantially to the increase in weight per shipment and a 2.6% decrease in the length of haul. While we believe the competitive pricing environment may intensify in the fourth quarter, we are committed to maintaining our disciplined pricing philosophy.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 23, 2008

“The impact of higher fuel prices was responsible for most of the growth in operating supplies and expenses to 20.7% of revenue for the latest quarter from 17.2% for the third quarter last year. We more than offset this increase in our costs through the significant increase in revenue per shipment and operational efficiencies gained through the increase in weight per shipment, which resulted in improvements in our linehaul, pickup and delivery and dock productivity metrics. In addition, we continue to maintain a historically low cargo claims ratio as a result of our investments in technology and our focus on cargo claims prevention. The cumulative effect of these strong operating fundamentals contributed significantly to the improvement in our operating ratio for the quarter.

“Our financial strength is a differentiating competitive advantage for Old Dominion and we are pleased with the strength and liquidity of our balance sheet. Through the third quarter of 2008, net cash provided by operating activities has funded 100% of our debt service requirements and capital expenditures. Net debt to total capital fell to 28.0% at the end of the third quarter from 32.3% at the end of 2007. At quarter-end, we had $39.9 million of cash and short-term investments on our balance sheet and approximately $175 million of available borrowing capacity on our revolving credit facility, which is scheduled to mature in August 2011. Our seasoned team has managed through many economic cycles, so we are preparing for real estate and market share opportunities that are likely to arise from the slowing economy through acquisition or business gained from faltering competitors.

“That said,” Mr. Congdon added, “the sequential declines in tonnage and pricing trends for the third quarter and early weeks of the fourth quarter are not encouraging. We remain extremely cautious about our short-term business outlook for the fourth quarter and beyond. Despite these factors, and barring further deterioration in the economy, we believe we will meet our guidance for 2008 earnings per diluted share in a range of $1.90 to $1.95.”

Mr. Congdon concluded, “Old Dominion’s proven growth strategies have delivered very substantial long-term profitable growth. We have full confidence in these strategies, the deep experience of our management team and our non-union employees, and the strong market positioning of Old Dominion to continue creating long-term shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 23, 2008. A telephonic replay will also be available through October 30, 2008 at (719) 457-0820, Confirmation Number 7346634.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (3) the negative impact of any unionization of the

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ODFL Reports Third-Quarter Earnings

October 23, 2008

Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements and uncertainty of the current credit markets; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2008	2007	Chg.	2008	2007	Chg.
Revenue from operations	$415,874	$363,298	14.5%	$1,201,888	$1,042,857	15.2%
Operating income	$42,437	$34,017	24.8%	$106,273	$99,711	6.6%
Operating ratio	89.8%	90.6%		91.2%	90.4%
Net income	$23,359	$20,010	16.7%	$57,629	$56,120	2.7%
Basic and diluted earnings per share	$0.63	$0.54	16.7%	$1.55	$1.51	2.6%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Third-Quarter Earnings

October 23, 2008

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Third Quarter					Year To Date
	2008		2007		% Chg.	2008		2007		% Chg.
Revenue	$415,874	100.0%	$363,298	100.0%	14.5%	$1,201,888	100.0%	$1,042,857	100.0%	15.2%

Operating expenses:
Salaries, wages & benefits	209,767	50.4%	196,595	54.1%	6.7%	619,509	51.6%	559,855	53.7%	10.7%
Operating supplies & expenses	85,999	20.7%	62,310	17.2%	38.0%	250,425	20.8%	170,214	16.3%	47.1%
General supplies & expenses	12,284	3.0%	10,336	2.8%	18.8%	35,343	2.9%	30,239	2.9%	16.9%
Operating taxes & licenses	13,361	3.2%	12,923	3.6%	3.4%	40,641	3.4%	37,706	3.6%	7.8%
Insurance & claims	8,454	2.0%	6,462	1.8%	30.8%	23,329	1.9%	26,576	2.5%	(12.2)%
Communications & utilities	3,819	0.9%	4,109	1.1%	(7.1)%	11,418	1.0%	11,438	1.1%	(0.2)%
Depreciation & amortization	22,045	5.3%	20,556	5.7%	7.2%	64,727	5.4%	59,050	5.7%	9.6%
Purchased transportation	11,752	2.8%	11,349	3.1%	3.6%	34,383	2.9%	33,230	3.2%	3.5%
Building and office equipment rents	3,620	0.9%	3,032	0.8%	19.4%	10,901	0.9%	8,766	0.8%	24.4%
Miscellaneous expenses, net	2,336	0.6%	1,609	0.4%	45.2%	4,939	0.4%	6,072	0.6%	(18.7)%

Total operating expenses	373,437	89.8%	329,281	90.6%	13.4%	1,095,615	91.2%	943,146	90.4%	16.2%

Operating income	42,437	10.2%	34,017	9.4%	24.8%	106,273	8.8%	99,711	9.6%	6.6%

Other deductions:
Interest expense, net	3,354	0.8%	3,354	0.9%	0.0%	9,886	0.8%	9,781	0.9%	1.1%
Other expense (income), net	790	0.2%	(626)	(0.1)%	226.2%	1,913	0.1%	(384)	(0.0)%	598.2%

Income before income taxes	38,293	9.2%	31,289	8.6%	22.4%	94,474	7.9%	90,314	8.7%	4.6%

Provision for income taxes	14,934	3.6%	11,279	3.1%	32.4%	36,845	3.1%	34,194	3.3%	7.8%

Net income	$23,359	5.6%	$20,010	5.5%	16.7%	$57,629	4.8%	$56,120	5.4%	2.7%

Earnings per share:

Basic and Diluted	$0.63		$0.54		16.7%	$1.55		$1.51		2.6%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Third-Quarter Earnings

October 23, 2008

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year to Date
Operating Statistics	2008	2007	% Chg.	2008	2007	% Chg.
Operating ratio	89.8%	90.6%	(0.9)%	91.2%	90.4%	0.9%
Intercity miles *	87,944	85,433	2.9%	256,823	241,565	6.3%
Total tons *	1,457	1,357	7.4%	4,280	3,941	8.6%
Total shipments *	1,733	1,749	(0.9)%	5,215	5,092	2.4%
Revenue per intercity mile	$4.73	$4.25	11.3%	$4.68	$4.32	8.3%
Rev/cwt ‡	$14.28	$13.32	7.2%	$14.08	$13.24	6.3%
Rev/cwt less FSC ‡	$11.47	$11.65	(1.5)%	$11.52	$11.68	(1.4)%
Rev/shp ‡	$240.14	$206.71	16.2%	$231.14	$204.96	12.8%
Rev/shp less FSC ‡	$192.97	$180.74	6.8%	$189.04	$180.71	4.6%
Weight per shipment	1,682	1,552	8.4%	1,641	1,548	6.0%
Average length of haul	904	928	(2.6)%	913	936	(2.5)%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	September 30, 2008	December 31, 2007
(In thousands)
Current assets	$262,510	$216,277
Net property and equipment	771,282	721,450
Other assets	42,666	43,321

Total assets	$1,076,458	$981,048

Current maturities of long-term debt	$12,255	$12,193
Other current liabilities	146,343	115,530

Total current liabilities	158,598	127,723
Long-term debt	240,212	251,561
Other non-current liabilities	130,567	112,312

Total liabilities	529,377	491,596
Equity	547,081	489,452

Total liabilities & equity	$1,076,458	$981,048

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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